EXHIBIT 99.1

NeuroMetrix Reports Q2 2018 Financial Results
Initial $3.8M Milestone Achieved under GSK Strategic Collaboration

WALTHAM, Mass., July 19, 2018(Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter ended June 30, 2018.

The Company develops and markets novel therapies, based on neurostimulation and digital medicine, for chronic health conditions. The Company has two primary products. Quell® is an over-the-counter wearable neurostimulation device for treating chronic pain. DPNCheck® is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of diabetic peripheral neuropathy (DPN).

GSK Update

In Q1 2018 the Company and GlaxoSmithKline (NYSE: GSK) entered a $26.5 million strategic collaboration to develop and market Quell technology with defined milestones. The parties also committed to co-fund development of Quell technology starting in 2019.

The first collaboration milestone was achieved during Q2 2018 and triggered a $3.8 million payment. The Company expects total funding from the collaboration during 2018 to be $12.7 million. Approximately $8.8 million has been received year to date.

"We are working closely with GSK on Quell product development,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “These efforts are essential to both the GSK launch in markets outside the U.S. and to our U.S. release of the next generation Quell later this year. We are confident that the new product features will resonate with people suffering from chronic pain and will deliver expanded margins for the business.”

Q2 2018 Highlights:

•	Total revenue of $3.8 million decreased 13% from $4.3 million in Q2 2017

◦
Quell revenue of $2.1 million was down 32% from $3.0 million Q2 2017. The drop was anticipated and correlates with a 37% deferral in ad spending to support the next generation Quell launch later in the year.

◦	DPNCheck revenue of $1.3 million was up 58% from Q2 2017. This was a new quarterly high and reflected strength in both domestic and international markets.

•	Gross margin of 48.0% was up 9.2 percentage points from 38.8% in Q2 2017

•	Operating expenses of $5.0 million were unchanged from Q2 2017

•	Net collaboration income of $3.7 million was recorded

•	Net income of $0.6 million compared with a net loss of $3.2 million in Q2 2017

•	Cash at June 30, 2018 totaled $7.1 million

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, July 19, 2018 at 8:00 a.m., Eastern Time. To access the call in the United States, dial 844-787-0799 and use the confirmation code 7894528. Internationally, the conference call may be accessed by dialing (661) 378-9630 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 855-859-2056, domestically and 800-585-8367, internationally. The confirmation code to access the replay is 7894528. The replay will be available for one week after the conference call.

About NeuroMetrix

NeuroMetrix is a commercial stage, innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The Company has two primary products. Quell is an over-the-counter wearable therapeutic device for chronic pain. DPNCheck is a rapid point-of-care test for diabetic neuropathy which is the most common long-term complication of Type 2 diabetes. For more information, please visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$3,751,568	$4,310,059	$8,694,558	$8,616,181
Cost of revenues	1,950,304	2,639,402	4,905,564	5,337,004
Gross profit	1,801,264	1,670,657	3,788,994	3,279,177
Operating expenses:
Research and development	1,616,863	877,584	2,896,427	1,780,868
Sales and marketing	2,200,852	2,919,281	4,705,593	5,516,993
General and administrative	1,170,634	1,245,347	2,974,777	2,667,129
Total operating expenses	4,988,349	5,042,212	10,576,797	9,964,990
Loss from operations	(3,187,085)	(3,371,555)	(6,787,803)	(6,685,813)
Other income:
Collaboration income	3,749,999	—	8,505,704	—
Other income	11,014	133,759	22,279	215,617
Total other income	3,761,013	133,759	8,527,983	215,617
Net income (loss)	$573,928	$(3,237,796)	$1,740,180	$(6,470,196)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2018	December 31, 2017

Cash and cash equivalents	$7,108,915	$4,043,681
Other current assets	4,230,509	5,059,693
Noncurrent assets	468,796	495,850
Total assets	$11,808,220	$9,599,224

Current liabilities	$4,086,613	$4,581,835
Stockholders’ equity	7,721,607	5,017,389
Total liabilities and stockholders’ equity	$11,808,220	$9,599,224